UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 16, 2013

EnerSys
(Exact name of registrant as specified in its charter)

Commission File Number: 1-32253

Delaware	23-3058564
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
2366 Bernville Road, Reading, Pennsylvania 19605
(Address of principal executive offices, including zip code)
(610) 208-1991
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On September 18, 2013, EnerSys, a Delaware corporation (“EnerSys”), announced that its wholly-owned subsidiary, EnerSys Capital Inc. (“EnerSys Capital”), had entered into a definitive agreement to acquire Purcell Systems, Inc. (“Purcell”), headquartered in Spokane, Washington. A copy of the press release, dated September 18, 2013, announcing the transaction is attached hereto as Exhibit 99.1.

The transaction will be effected pursuant to the terms of a definitive Agreement and Plan of Merger (the “Agreement”) dated as of September 15, 2013, among EnerSys Capital, ECI Merger Corporation (“ECI”), Purcell and Fortis Advisors LLC, as representative of the stockholders, warrant holders and option holders of Purcell. Under the Agreement, ECI, which is a newly created acquisition subsidiary of EnerSys Capital, will merge into Purcell and, following completion of the transaction, Purcell will operate as a wholly-owned indirect subsidiary of EnerSys. EnerSys signed a limited joinder to the Agreement whereby it guarantees EnerSys Capital's obligations under the Agreement.

Under the Agreement, EnerSys will acquire Purcell for gross cash consideration of $115 million, subject to adjustment for, among other things, working capital and closing cash and reduction for indebtedness and transaction expenses of Purcell that remain unpaid as of closing. The aggregate consideration will be allocated among holders of Purcell preferred stock and Purcell common stock. Outstanding warrants to purchase Purcell common stock and Purcell stock options will be cashed out.
The Agreement contains customary representations and warranties. A portion of the purchase price (consisting of $6.25 million) will be deposited into escrow to secure the indemnification obligations of Purcell's preferred stockholders, common stockholders, option holders and warrant holders (the “Purcell Security Holders”) for breaches by Purcell of its representations, warranties, covenants and certain other matters. EnerSys Capital's recourse against the Purcell Security Holders for breaches of Purcell's representations and warranties and certain covenants is essentially limited to the amounts deposited into escrow. In addition, a portion of the purchase price (consisting of $3 million) will be deposited into a separate escrow to secure the obligations of the Purcell Security Holders to pay EnerSys Capital for any minimum working capital deficit as of the date of the closing of the transaction. Within three business days of execution of the Agreement, certain preferred and common stockholders of Purcell representing a majority of the preferred and common stock outstanding will deliver written consents approving the transaction.
Completion of the transaction is subject to customary conditions, including expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, no material adverse effect with respect to Purcell having occurred, and no stockholder of Purcell having exercised appraisal rights for such stockholder's shares under Delaware law.
The Agreement, in addition to providing that the parties can mutually terminate the Agreement, contains termination rights for EnerSys Capital and Purcell, as the case may be, including, among other things, upon: (1) denial of required regulatory approvals or injunction prohibiting the transaction; (2) October 1, 2013, if the transaction has not been completed at that time, provided that the Agreement will be extended for 30 days if the only unsatisfied condition to closing is receipt of required regulatory approvals and (3) a breach by the other party that is not or cannot be cured within 30 days' notice if such breach would result in the failure of the conditions to close set forth in the Agreement to be satisfied.
A copy of the Agreement will be filed as an exhibit to the Quarterly Report on Form 10‑Q of EnerSys for the quarter ending September 29, 2013.

Caution Concerning Forward Looking Statements
This Current Report on Form 8-K and EnerSys' other public pronouncements contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are generally identified by the words “will,” “expects,” “anticipates,” “believes,” “estimates” or similar expressions and include EnerSys' expectations as to future revenue growth and earnings. These forward-looking statements reflect management's view of future events and financial performance. These statements are subject to risks, uncertainties, assumptions and other important factors, many of which may be beyond EnerSys' control, and could cause actual results to differ materially from those expressed or implied in these forward-looking statements. Factors that could cause actual results to differ from such statements include, but are not limited to: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the Agreement; (ii) the failure to receive, on a timely basis or otherwise, the required government or regulatory agencies approvals; (iii) the risk that a closing condition to completion of the transaction may not be satisfied; (iv) the ability of Purcell to maintain relationships with customers, suppliers and other business partners pending the consummation of the transaction; and (v) other factors described in “Risk Factors” and “Caution Concerning Forward Looking Statements” in EnerSys' Annual Report on Form 10-K for the fiscal year ended March 31, 2013 and reports on Forms 10-Q and Forms 8-K thereafter. The forward-looking statements are and will be based on management's then current views and assumptions regarding future events and speak only as of their dates, even if subsequently made available by EnerSys or Purcell on their respective websites or otherwise. EnerSys undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the securities laws.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

99.1 Press Release, dated September 18, 2013, of EnerSys.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EnerSys

Date: September 18, 2013	By:	/s/ Richard W. Zuidema
Richard W. Zuidema
Executive Vice President

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release, dated September 18, 2013, of EnerSys.